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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549

                          _____________

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


Date of earliest event
  reported:  February 22, 1999


                         AMR CORPORATION
     (Exact name of registrant as specified in its charter)


       Delaware                  1-8400                  75-1825172
(State of Incorporation) ( Commission File Number)     (IRS Employer
                                                     Identification No.)


4333 Amon Carter Blvd.      Fort Worth, Texas              76155
 (Address of principal executive offices)                (Zip Code)


                           (817) 963-1234
                   (Registrant's telephone number)























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Item 5.   Other Events

On November 19, 1998, American Airlines, Inc., a Delaware Corporation and wholly-owned subsidiary of the AMR Corporation ("American"), Bonanza Acquisitions, Inc., a Nevada Corporation and a wholly-owned subsidiary of American ("Bonanza") and Reno Air, Inc., a Nevada Corporation ("Reno") entered into an Agreement and Plan of Merger pursuant to which American agreed to acquire Reno in a two-step transaction.

On November 24, 1998, Bonanza commenced a cash tender offer, (the "Offer") to acquire all of the issued and outstanding shares of
(i) Common Stock, par value $.01 per share (the "Reno Common Stock") of Reno at a price of $7.75 per share and (ii) Series A Cumulative Convertible Exchangeable Preferred Stock, par value $.001 per share (the "Reno Preferred Stock") of Reno at a price of $27.50 per share, in each case net to the seller in cash. The Offer expired at midnight on December 22, 1998. On December 23, 1998, Bonanza accepted for payment all shares of Reno Common Stock and Reno Preferred Stock validly tendered and not withdrawn prior to the expiration of the Offer.

On February 22, 1999, the merger of Bonanza with and into Reno was completed, with Reno as the surviving company. Reno is now a wholly-owned subsidiary of American. As a result of the merger, each share of Reno Common Stock was converted into the right to receive $7.75 per share and each share of Reno Preferred Stock was converted into the right to receive $27.50 per share, other than those shares of Reno Common Stock and Reno Preferred Stock cancelled in the Merger.


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                            SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AMR CORPORATION



                                        /s/Charles D. Marlett
                                        Charles D. MarLett
                                        Corporate Secretary



Dated:  February 24, 1999